Exhibit 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 2, 2018, by and among (i) Beacon Roofing Supply, Inc., a Delaware corporation (the “Issuer”), (ii) each subsidiary of the Issuer party hereto (each, a “Guaranteeing Subsidiary”) and (iii) U.S. Bank National Association (or its successor), as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, Beacon Escrow Corporation, a Delaware corporation (the “Escrow Issuer”), and the Trustee have heretofore executed and delivered an Indenture, dated as of October 25, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Escrow Issuer of its 4.875% Senior Notes due 2025 (the “Securities”);

WHEREAS, pursuant to the terms of the Indenture, substantially concurrently with the Escrow Release, the Issuer shall assume all of the obligations of the Escrow Issuer under the Securities and the Indenture and the Guaranteeing Subsidiaries shall become parties to the Indenture by a supplemental indenture (the “Assumption Supplemental Indenture”) effective upon the Escrow Release Date;

WHEREAS, this Supplemental Indenture is the Assumption Supplemental Indenture described in the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and the Guaranteeing Subsidiaries are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AGREEMENTS

Section 2.1 Agreement to be Bound. The Issuer hereby assumes the Escrow Issuer’s obligations under the Securities and the Indenture. The Issuer hereby becomes a party to the Indenture as the “Issuer” and as such shall have all of the rights and be subject to all of the obligations and agreements of the Issuer under the Securities and the Indenture.

Section 2.2 Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees, jointly and severally, to unconditionally guarantee the Issuer’s obligations under the Securities on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities.

ARTICLE 3

MISCELLANEOUS

Section 3.1 Execution and Delivery. The Issuer agrees that its obligations under the Securities shall remain in full force and effect notwithstanding the absence of any endorsement of any notation by it on the Securities. Each Guaranteeing Subsidiary agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of its Subsidiary Guarantee.

Section 3.2 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.4 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.5 Waiver of Jury Trial. THE ISSUER AND EACH GUARANTEEING SUBSIDIARY HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.6 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.7 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ISSUER:

BEACON ROOFING SUPPLY, INC.

By:	/s/ Joseph M. Nowicki
Name:	Joseph M. Nowicki
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

GUARANTEEING SUBSIDIARIES:

BEACON SALES ACQUISITION, INC.
ALLIED BUILDING PRODUCTS CORP. KAPALAMA KILGOS ACQUISITION CORP.
A.L. KILGO COMPANY, INC.
ALLIED BUILDING PRODUCTS LLC
TRI-BUILT MATERIALS GROUP, LLC
PACSOURCE, LLC
RME ACQUISITION LLC

By:	/s/ Joseph M. Nowicki
Name:	Joseph M. Nowicki
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page to Supplemental Indenture]

TRUSTEE:

U.S. NATIONAL BANK ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
Name:	Donald T. Hurrelbrink
Title:	Vice President

[Signature Page to Supplemental Indenture]